Exhibit 4.2

TAX MATTERS AGREEMENT, dated as of           , 2019, (this “Agreement”), between Novartis AG, an Aktiengesellschaft organized under the laws of Switzerland (“Novartis”), and Alcon Inc., an Aktiengesellschaft organized under the laws of Switzerland (“Alcon” and, together with Novartis, the “Parties”).

WHEREAS, pursuant to the Separation and Distribution Agreement, dated as of           , 2019, by and between Novartis and Alcon (the “Separation Agreement”), Novartis and Alcon have effected or agreed to effect the Separation and the Distribution;

WHEREAS the Parties intend that the applicable steps of the Transactions qualify for the Intended Tax Treatment; and

WHEREAS the Parties desire to provide for and agree upon the allocation of Taxes arising prior to, as a result of and subsequent to the Transactions and to provide for and agree upon certain other matters relating to Taxes;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Novartis and Alcon hereby agree as follows:

ARTICLE I

Definitions

For purposes of this Agreement, the following terms have the following meanings.  Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Separation Agreement.

“Agreement” has the meaning ascribed thereto in the preamble.

“Alcon” has the meaning ascribed thereto in the preamble.

“Alcon Indemnity Event” means any event designated as an “Alcon Indemnity Event” on any of the Schedules that comprise Schedule A.

“Alcon Separate Return” means any Tax Return that (a) includes any member of the Alcon Group and (b) does not include any member of the Novartis Group.

“Capital Stock” of a Person means (a) all classes or series of stock or other equity interests in such Person and (b) all instruments properly treated as stock in such Person for applicable Tax purposes.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Default Interest Rate” means the prime lending rate as published in The Wall Street Journal minus two percent (2%).

“Delayed Interest” means any asset or entity to which Schedule 3, Brazil, to the Separation Agreement applies and that is not transferred on or prior to the Effective Time.

“Determination” means (a) any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations or a final settlement, compromise or other agreement with the relevant Tax Authority), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD or other similar form, or (b) the payment of Tax by a Party (or its Affiliate) that is responsible for payment of that Tax under Applicable Law (the “Responsible Party”), or the execution of an IRS Form 870 or other similar form, with respect to any item disallowed or adjusted by a Tax Authority, as long as the Responsible Party determines that no action should be taken to recoup that payment or file a claim for refund with respect to that item, and the other Party agrees.

“Effective Time” means the completion of the Distribution.

“Global Restructuring Taxes” means Taxes (other than Transfer Taxes and Transaction Taxes) arising out of the transactions set forth in Part B (Rest of World Separation Steps Plan) of Exhibit 2, Separation Steps Plan, to the Separation Agreement.

“Global Share Transfer Jurisdiction” means any jurisdiction (i) corresponding to an “Alcon Share Transferor” or “Novartis Share Transferor” in Exhibit 1, Transferors and Transferees, to the Separation Agreement (including any local, state, provincial or federal jurisdiction), other than the United States or (ii) identified as a “Global Share Transfer Jurisdiction” on any of the Schedules that comprise Schedule A.

“Indemnity Payment” means an indemnity payment contemplated by any Transaction Document.

“Intended Tax Treatment” means the U.S. Intended Tax Treatment and the Swiss Intended Tax Treatment.

“IRS” means the U.S. Internal Revenue Service.

“Novartis Consolidated Return” means any Tax Return for any consolidated, combined, unitary, affiliated, aggregate or similar group that includes both (a) any member of the Novartis Group and (b) any member of the Alcon Group.

“Novartis Indemnity Event” means any event designated as a “Novartis Indemnity Event” on any of the Schedules that comprise Schedule A.

“Novartis Separate Return” means any Tax Return that (a) includes any member of the Novartis Group and (b) does not include any member of the Alcon Group.

“Notice Action” means any action designated as a “Notice Action” and occurring at any time during the period specified for such action, in each case on any of the Schedules that comprise Schedule A.

“Opinion” means the written opinion of Cravath, Swaine & Moore LLP that, subject to the accuracy of and compliance with the relevant Representations, the steps of the Restructurings described in Exhibit A-1-A and the Distribution should qualify for their U.S. Intended Tax Treatment.

“Ordinary Taxes” means Taxes other than (a) Transaction Taxes, (b) Global Restructuring Taxes and (c) Transfer Taxes.

“Parties” has the meaning ascribed thereto in the preamble.

“Post-Distribution Prohibited Action” means any action designated as a “Post-Distribution Prohibited Action” and occurring at any time during the period specified for such action, in each case on any of the Schedules that comprise Schedule A.

“Post-Separation Period” means, except as otherwise provided in any of the Schedules that comprise Schedule A, any taxable period (or portion thereof) beginning after the Separation Date.

“Pre-Separation Period” means, except as otherwise provided in any of the Schedules that comprise Schedule A, any taxable period (or portion thereof) ending on or before the Separation Date.

“Proposed Acquisition Transaction” has the meaning ascribed thereto on Schedule A-1.

“Refund Recipient” has the meaning ascribed thereto in Section 2.08.

“Regulations” means the Treasury regulations promulgated under the Code or any successor Treasury regulations.

“Representations” means representations made by the Parties and their Affiliates that serve as a basis for the Transaction Rulings and Opinion.

“Restricted Action” means any action designated as a “Restricted Action” and occurring at any time during the period specified for such action, in each case on any of the Schedules that comprise Schedule A.

“Restructurings” means the transactions described in Exhibit 2, Separation Steps Plan, to the Separation Agreement.

“Ruling” means any ruling (including any supplemental ruling) issued by a Tax Authority concerning the Transactions, whether granted prior to, on or after the date hereof.

“Satisfactory Guidance” has the meaning ascribed thereto in Section 4.04(b).

“Separation Agreement” has the meaning ascribed thereto in the preamble.

“Swiss Intended Tax Treatment” has the meaning ascribed thereto on Schedule A-2.

“Swiss Tax Rulings” has the meaning ascribed thereto on Schedule A-2.

“Tax” means any and all taxes, imposts, duties, withholdings, assessments, levies, fees, duties or other charges imposed, collected or withheld by a Governmental Entity, in each case in the nature of a tax, whether direct or indirect, and together with any interest, penalties, additional amounts and additions related thereto.

“Tax Advisor” means a Tax counsel or accountant of recognized national standing in the relevant jurisdiction.

“Tax Authority” means any Governmental Entity charged with the determination, collection or imposition of Taxes.

“Tax Benefit” means any Tax refund or other reduction of Taxes paid or currently payable as a result of a credit or offset or the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis).

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding, in each case by any Tax Authority, other than any audit, review, examination or other administrative or judicial proceeding involving a criminal claim, inquiry or investigation.

“Tax Return” means (i) any return, declaration, statement, report, claim, schedule, form or information return filed or required or permitted to be filed with any Tax Authority relating to Taxes, including any supplement, schedule or attachment thereto and any amendment thereof and (ii) any Transfer Pricing Document.

“Tax Return Preparer” has the meaning ascribed thereto in Section 3.01.

“Transaction Filing” means any filing designated as a “Transaction Filing” on any of the Schedules that comprise Schedule A.

“Transaction Rulings” means the U.S. Tax Ruling and the Swiss Tax Rulings.

“Transaction Tax Contest” means a Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.

“Transaction Taxes” means all Taxes resulting from the failure of any applicable step of the Transactions to qualify for its Intended Tax Treatment and all reasonable out-of-pocket legal, accounting and other advisory and court fees incurred in connection with liability for such Taxes, in each case, whether imposed on a Party or any of its Affiliates or on a Third Party.

“Transactions” means the Restructurings and the Distribution.

“Transfer Pricing Document” means any return, declaration, statement, report, claim, schedule, form or information return related to transfer pricing reporting and documentation (whether or not required or permitted to be filed with any Tax Authority), including country-by-country reporting and documentation of the type described in the Base Erosion and Profit Shifting Action 13 adopted by the Organization for Economic Co-operation and Development.

“Transfer Taxes” means any sales, use, value-added, stamp, duty, excise, documentary, filing, recording, registration or other transfer Taxes incurred as a result of the Transactions.

“Unqualified Tax Opinion” has the meaning ascribed thereto in Section 4.04(c).

“U.S. Intended Tax Treatment” has the meaning ascribed thereto on Schedule A-1.

“U.S. Tax Ruling” has the meaning ascribed thereto on Schedule A-1.

“Wrong Pocket Asset” means any property, right or asset that is subject to Clause 25 of the Separation Agreement.

ARTICLE II

Tax Indemnity

SECTION 2.01.           Indemnity by Alcon.  From and after the Effective Time, Alcon shall be liable for, and shall indemnify and hold harmless Novartis and its Affiliates from, the following, without duplication:

(a)                                 Transaction Taxes allocated to Alcon under Section 2.03;

(b)                                 Transfer Taxes allocated to Alcon under Section 2.04;

(c)                                  Global Restructuring Taxes allocated to Alcon under Section 2.05; and

(d)                                 Ordinary Taxes allocated to Alcon under Section 2.06.

SECTION 2.02.           Indemnity by Novartis.  From and after the Effective Time, Novartis shall be liable for, and shall indemnify and hold harmless Alcon and its Affiliates from, the following, without duplication:

(a)                                 Transaction Taxes allocated to Novartis under Section 2.03;

(b)                                 Transfer Taxes allocated to Novartis under Section 2.04;

(c)                                  Global Restructuring Taxes allocated to Novartis under Section 2.05; and

(d)                                 Ordinary Taxes allocated to Novartis under Section 2.06.

SECTION 2.03.           Allocation of Transaction Taxes.  (a) Transaction Taxes shall be allocated to Alcon to the extent such Transaction Taxes result from:

(i)                                           the failure of any Representation or any representation herein made by Alcon or any of its Affiliates to be true, correct and complete when made;

(ii)                                        the breach by Alcon or any of its Affiliates of any covenant or agreement contained in any Transaction Document (including those contained in Section 4.03, without regard to Section 4.04), Transaction Ruling or Opinion;

(iii)                                     any Alcon Indemnity Event; or

(iv)                                    any other action or failure to act by Alcon or any of its Affiliates after the Effective Time that it knows or reasonably should expect, after consultation with a Tax Advisor, could give rise to Transaction Taxes, except to the extent such action or failure to act is otherwise expressly required or permitted by the Transaction Documents (other than under Section 4.04).

(b)                                 Transaction Taxes shall be allocated to Novartis to the extent such Transaction Taxes result from:

(i)                                           the failure of any Representation or any representation herein made by Novartis or any of its Affiliates to be true, correct and complete when made, except any Representation that is substantially the same as any Representation made by Alcon or any of its Affiliates;

(ii)                                        the breach by Novartis or any of its Affiliates of any covenant or agreement contained in any Transaction Document, Transaction Ruling or Opinion;

(iii)                                     any Novartis Indemnity Event; or

(iv)                                    any other action or failure to act by Novartis or any of its Affiliates after the Effective Time that it knows or reasonably should expect, after consultation with a Tax Advisor, could give rise to Transaction Taxes, except to the extent such action or failure to act is otherwise expressly required or permitted by the Transaction Documents.

(c)                                  Notwithstanding Section 2.03(a) or (b), if a Transaction Tax would otherwise be allocated under both Section 2.03(a) and (b), then such Transaction Tax shall be allocated between the Parties in proportion to the relative degrees of fault of the members of the Alcon Group (and such members’ Affiliates and, if applicable, counterparties) and the members of the Novartis Group (and such members’ Affiliates and, if applicable, counterparties).

(d)                                 If a Transaction Tax is not otherwise allocated under this Section 2.03, then such Transaction Tax shall be allocated to Novartis.

(e)                                  Notwithstanding any other provision of this Agreement, if Transaction Taxes are incurred and, as a result of such Transaction Taxes, any member of the Novartis Group or the Alcon Group actually realizes a Tax Benefit, then the Parties shall make appropriate payments to share the Tax Benefit in the same manner as the Taxes were allocated pursuant to this Agreement (provided that no Tax shall be considered to be allocated to a Party for purposes of computing a payment under this Section 2.03(e) to the extent such other Party owes but has not yet paid any amount in respect of such Tax).

SECTION 2.04.           Allocation of Transfer Taxes.  Transfer Taxes that are value-added Taxes: (a) of the Alcon Group shall be allocated to Alcon and (b) of the Novartis Group shall be allocated to Novartis.  All Transfer Taxes other than value-added Taxes shall be allocated to Novartis.

SECTION 2.05.           Allocation of Global Restructuring Taxes.  All Global Restructuring Taxes shall be allocated to Novartis.

SECTION 2.06.           Allocation of Ordinary Taxes.  (a) Except as otherwise provided in this Section 2.06, Ordinary Taxes shall be allocated as follows.

(i)                                           For any Pre-Separation Period:

(A)                               Ordinary Taxes of the Novartis Group and Alcon Group that are attributable to the Alcon Business shall be allocated to Alcon; and

(B)                               all other Ordinary Taxes of the Novartis Group and Alcon Group shall be allocated to Novartis.

(ii)                                        For any Post-Separation Period:

(A)                               Ordinary Taxes of the Novartis Group shall be allocated to Novartis; and

(B)                               Ordinary Taxes of the Alcon Group shall be allocated to Alcon.

The determination of whether Ordinary Taxes of the Novartis Group and Alcon Group are attributable to the Alcon Business shall be made according to the methodology set forth in Exhibit 1 hereto.  Novartis and Alcon shall use Commercially Reasonable Efforts to cooperate in determining whether Ordinary Taxes of the Novartis Group and Alcon Group are attributable to the Alcon Business.

(b)                                 Notwithstanding the foregoing:

(i)                                           Ordinary Taxes of the Novartis Group and Alcon Group for Post-Separation Periods that are attributable to any Wrong Pocket Asset or Delayed Interest shall be allocated in accordance with Section 2.06(a)(i) until such time that such asset or interest is transferred to its ultimate owner in accordance with the Separation Agreement, and such Taxes shall be determined on a “with and without” basis;

(ii)                                        Ordinary Taxes for any Pre-Separation Period (x) of any Alcon Asset Transferor shall be allocated to Novartis and (y) of any Novartis Asset Transferor shall be allocated to Alcon; and

(iii)                                     Ordinary Taxes arising as a result of any action by Alcon or its Affiliates described in Section 4.08 shall be allocated to Alcon.

(c)                                  With respect to each Alcon Transferring Entity in a Global Share Transfer Jurisdiction, Novartis shall cause the applicable Alcon Share Transferor to indemnify the applicable Alcon Share Transferee for any Ordinary Taxes allocated to Novartis with respect to such Alcon Transferring Entity under this Section 2.06 that Novartis would be required to indemnify pursuant to Section 2.02 (subject to the limitations in Section 2.07).

SECTION 2.07.           Limitation on Indemnification of Ordinary Taxes.  Notwithstanding any other provision in this Agreement to the contrary:

(a)                                 Neither Novartis nor Alcon shall be required to indemnify or hold harmless Alcon and its Affiliates or Novartis and its Affiliates for any Ordinary Taxes pursuant to Section 2.01 or Section 2.02, respectively, in each case for any individual item of Ordinary Taxes that does not exceed $10,000.  For the avoidance of doubt, an individual item of Tax is a single type of Tax imposed by a single Tax Authority with respect to a single Tax assessment.

(b)                                 The provisions of Section 2.07(a) shall not apply to:  (i) Ordinary Taxes attributable to any Wrong Pocket Asset or Delayed Interest or (ii) Ordinary Taxes which are not yet due and payable (taking into account any extensions) as of the Separation Date.

SECTION 2.08.           Refunds and Credits.  Subject to and in accordance with Schedule A, if Novartis, Alcon or any of their respective Affiliates receives a refund of a Tax for which the other Party is liable (in whole or in part) under this Agreement (a “Refund Recipient”), such Refund Recipient shall pay to the other Party, within 30 days of receipt of such refund, an amount equal to the product of (a) such refund, net of any Taxes and reasonable out-of-pocket expenses incurred in connection with the receipt of such refund, multiplied by (b) the percentage of such Tax for which the other Party is liable under this Agreement (reduced to the extent such other Party owes but has not yet paid any amount in respect of such Tax under this Agreement).  If a Party would be a Refund Recipient but for the fact that it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then for purposes of the immediately preceding sentence, such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund, and such Party shall be treated as receiving such refund on the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.  If a Refund Recipient pays an amount to the other Party in respect of a refund under this Section 2.08 and such refund is subsequently disallowed or reduced by the relevant Taxing Authority, then such other Party shall repay such amount (or the relevant portion thereof, determined in accordance with the principles of this Section 2.08) to the Refund Recipient, net of any Taxes and reasonable out-of-pocket expenses incurred in connection with the receipt and repayment of such amount.

ARTICLE III

Preparation and Filing of Tax Returns; Payment of Taxes

SECTION 3.01.           Preparation of Tax Returns.  Except as otherwise provided on any of the Schedules that comprise Schedule A or in Section 3.02, (a) with respect to any taxable period ending on or before December 31, 2018, (i) Alcon shall prepare and timely file, or cause to be prepared and timely filed, any Alcon Separate Return of a type that a member of the Alcon Group has historically been responsible for preparing and (ii) Novartis shall prepare and timely file, or cause to be prepared and timely filed, all Novartis Separate Returns, all Novartis Consolidated Returns and all other Alcon Separate Returns and (b) with respect to any taxable period ending on or after January 1, 2019, (i) Novartis shall prepare and timely file, or cause to be prepared and timely filed, all Novartis Consolidated Returns and all Novartis Separate Returns and (ii) Alcon shall prepare and timely file, or cause to be prepared and timely filed, all Alcon Separate Returns.  The Party required to prepare (or cause to be prepared) any Tax Return under this Section 3.01 or Section 3.02 of this Agreement shall be referred to as the “Tax Return Preparer” with respect to such Tax Return.

SECTION 3.02.           Preparation of Certain Transfer Pricing Documents.   Notwithstanding anything to the contrary in Section 3.01, (a) Novartis shall prepare and timely file, or cause to be prepared and timely filed, all Transfer Pricing Documents for any transaction relating to the Alcon Business occurring in 2018 and (b) Alcon shall prepare and timely file, or cause to be prepared and timely filed, all Transfer Pricing Documents for any transaction relating to the Alcon Business that:  (i) involves at least one member of the Novartis Group or otherwise affects any Tax Return of any member of the Novartis Group and (ii) occurs at any time in 2019 prior to the Effective Time.  For the avoidance of doubt, any Transfer Pricing Document prepared by Alcon pursuant to clause (b) of the preceding shall be a Tax Return subject to Sections 3.03(a) – (c) of this

Agreement for which Alcon shall be the Tax Return Preparer and Novartis shall be the other Party.

SECTION 3.03.           Method of Preparing Tax Returns.   To the extent that the Tax Return Preparer is required to prepare a Tax Return that is described in Section 3.01(a)(i) or that directly relates to (i) Taxes or related amounts for which the other Party is responsible under this Agreement, (ii) any Tax Benefit to which such other Party is entitled under this Agreement or (iii) matters affecting a Tax Return that such other Party is required to prepare (or cause to be prepared) under Section 3.01 or Section 3.02:

(a)                                 the Tax Return Preparer shall prepare (or cause to be prepared) such Tax Return or the relevant portions thereof on a basis consistent with past practice (except as required by Applicable Law or as determined in good faith by the Tax Return Preparer), and the Tax Return Preparer shall notify the other Party of any such portions not prepared on a basis consistent with past practice;

(b)                                 the Tax Return Preparer shall, upon request, provide the other Party access to such Tax Return or relevant portions thereof, all related workpapers and such additional information as the other Party may reasonably request at least thirty (30) days prior to the due date (including any valid extensions) for filing such Tax Return and shall consider in good faith such other Party’s reasonable comments; and

(c)                                  the Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

SECTION 3.04.           Information Packages.  Each Party (a) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary, consistent with the practices of the Novartis Group and Alcon Group in preparing Tax Returns as of the date hereof, to prepare any Tax Return required to be prepared under Section 3.01 or Section 3.02 on a timely basis and (b) in so providing such information and assistance, shall use any systems and third-party service providers as are consistent with such practices.

SECTION 3.05.           Payment of Taxes.  In addition to its obligations under Section 3.03, the Tax Return Preparer shall, no later than five (5) Business Days prior to the due date (including any valid extensions) for filing any Tax Return that it is required to prepare or cause to be prepared under Section 3.01, notify the other Party of any amount (including any portion of the total) shown as due on such Tax Return for which such other Party must indemnify the Tax Return Preparer under this Agreement, together with back-up calculations (including any applicable back-up calculations described on any of the Schedules that comprise Schedule A).  Such other Party shall pay such amount to the Tax Return Preparer no later than the due date (including any valid extensions) for filing such Tax Return.  The Tax Return Preparer shall timely pay (or cause to be timely paid) to the relevant Taxing Authority any Taxes shown as due on any Tax Returns that it is required to prepare or cause to be prepared under Section 3.01, without regard to whether it has received the payment described in the immediately preceding sentence.  The obligation to make payments to the relevant Taxing Authority or failure to give notice under this Section 3.05 shall not affect the Tax Return Preparer’s right, if any, to be indemnified or otherwise receive payments with respect to such Taxes under this Agreement, except to the extent that any such failure to give notice has actually prejudiced the other Party.

SECTION 3.06.           Amendments.  Each Party shall not (and shall cause its Affiliates not to) amend, withdraw, revoke or otherwise alter any Tax Return if doing so would reasonably be expected to (a) increase Taxes or related amounts for which the other Party is responsible under this Agreement or (b) decrease any Tax Benefit to which such other Party is entitled under this Agreement, in each case without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

SECTION 3.07.           Carrybacks.  With respect to any member of the Alcon Group that was a member of a consolidated, combined, unitary, affiliated, aggregate or similar group that included any member of the Novartis Group in any Pre-Separation Period, Alcon shall, and shall cause its Affiliates to, make any available elections to waive the right to carry back any Tax attributes of such member of the Alcon Group from any Post-Separation Period to any such Pre-Separation Period of such member and shall not make any affirmative election to claim any such carryback.

ARTICLE IV

Tax Matters Relating to the Transactions

SECTION 4.01.           Mutual Representations.  As of the date of this Agreement, each Party represents that:

(a)                                 all Representations made by it or its Affiliates are true, correct and complete; and

(b)                                 it knows of no fact, and has no plan or intention to take or fail to take any action, if it knows or reasonably should expect, after consultation with a Tax Advisor, that such fact, action or failure to act (i) is inconsistent with the Representations given and other information provided by it or its Affiliates in connection with any Transaction Ruling or Opinion, (ii) is inconsistent with the qualification of any applicable step of the Transactions for its Intended Tax Treatment or (iii) could adversely affect the issuance, effectiveness or validity of any Transaction Ruling or Opinion.

SECTION 4.02.           Mutual Covenants.  (a) Each Party shall use its reasonable best efforts to cause the Opinion to be issued, including by executing letters containing reasonable and customary representations that are true, correct and complete on behalf of itself and its Affiliates.

(b)                                 Except as otherwise expressly required or permitted by the Transaction Documents, after the Effective Time neither Party shall take or fail to take, or cause or permit its respective Affiliates to take or fail to take, any action, if such action or failure to act (i) would be inconsistent with the Representations given and other information provided by it or its Affiliates in connection with any Transaction Ruling or

Opinion, (ii) would be inconsistent with the qualification of any applicable step of the Transactions for its Intended Tax Treatment or (iii) could adversely affect the issuance, effectiveness or validity of any Transaction Ruling or Opinion.

SECTION 4.03.                                   Restricted Actions.  (a)  Subject to Section 4.04, Alcon shall not (and shall not cause or permit any of its Affiliates to), in any transaction or series of transactions, engage in any Restricted Action.

(b)                            If Alcon merges or consolidates with another Person to form a new Person or another Person acquires a majority of the Capital Stock of Alcon, references in this Agreement to Alcon shall also include that new Person or that acquiring Person, as applicable, and references to Capital Stock of Alcon shall also include the Capital Stock of that new Person or that acquiring Person, as applicable.

SECTION 4.04.                                   Consent To Take Certain Restricted Actions.  (a) Alcon may (and may cause or permit its Affiliates to) take an action otherwise prohibited under Section 4.03(a) if, prior to taking such action, Novartis provides consent.  Novartis may not withhold its consent if Alcon has provided Novartis with Satisfactory Guidance with respect to such action.  In all other cases, Novartis’s consent shall be at its sole discretion.

(b)                            For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion, at the election of Alcon, in either case satisfactory to Novartis in its sole discretion in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein, and concluding that the proposed action will not cause any applicable step of the Transactions to fail to qualify for its Intended Tax Treatment.

(c)                             For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, reasonably acceptable to Novartis, that permits reliance by Novartis.  The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Opinion, Unqualified Tax Opinions and Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that the applicable steps of the Transactions would have qualified for the Intended Tax Treatment if the action in question did not occur.

SECTION 4.05.                                   Procedures Regarding Opinions and Rulings.

(a)                            Satisfactory Guidance.  Subject to Section 4.05(e), if Alcon notifies Novartis that it desires to take a Restricted Action and seeks Satisfactory Guidance for purposes of Section 4.04, Novartis, at the request of Alcon, shall use Commercially Reasonable Efforts to expeditiously obtain, or assist Alcon in obtaining, such Satisfactory Guidance.  Notwithstanding the foregoing, Novartis shall not be required to take any action pursuant to this Section 4.05(a) if, upon request, Alcon fails to certify that all information and representations relating to Alcon or any of its Affiliates in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction or to any other Restricted Action involving a counterparty that all information and representations relating to such counterparty in the relevant documents are true, correct and complete.  Alcon shall reimburse Novartis for all reasonable out-of-pocket costs and expenses incurred by Novartis or any of its Affiliates in obtaining Satisfactory Guidance within twenty (20) days after receiving an invoice from Novartis therefor.

(b)                            Other Rulings and Opinions Relating to the Transactions.  Subject to Section 4.05(a), Novartis shall have the right to obtain a Ruling, any other guidance from any Tax Authority or an opinion of Tax counsel or an accounting firm relating to the Transactions at any time in Novartis’s sole discretion.  Alcon, at the request of Novartis, shall use Commercially Reasonable Efforts to expeditiously obtain, or assist Novartis in obtaining, any such Ruling, other guidance or opinion; provided, however, that Alcon shall not be required to make any representation or covenant that it does not reasonably believe is (and will continue to be) true, accurate and consistent with historical facts.  Novartis shall reimburse Alcon for all reasonable out-of-pocket costs and expenses incurred by Alcon or any of its Affiliates in obtaining any such Ruling, other guidance or opinion requested by Novartis within twenty (20) days after receiving an invoice from Alcon therefor.

(c)                             Participation Rights.  If either Party seeks to obtain a Ruling pursuant to Section 4.05(a) or a Ruling (or any other guidance from any Tax Authority relating to the Transactions) that can reasonably be expected to affect the other Party’s liabilities under this Agreement, then such Party shall (i) keep the other Party informed of all material actions taken or proposed to be taken in that regard, (ii) reasonably in advance of the submission of any ruling request, provide the other Party with a draft thereof, consider the other Party’s comments on such draft and provide the other Party with a final copy thereof and (iii) provide the other Party with notice reasonably in advance of, and (subject to the approval of the applicable Tax Authority) permit the other Party to attend, any formally scheduled meetings with the applicable Tax Authority that relate to such Ruling or such other guidance.

(d)                            Pre-Separation Rulings.  Novartis and Alcon shall, and shall cause the applicable members of the Novartis Group and Alcon Group, respectively, to, cooperate on a basis consistent with past practice with respect to any request for a ruling from a Tax Authority or advance agreement or other similar proceeding with a Tax Authority that remains pending at the time of the Distribution and the resolution of which is reasonably expected to affect Taxes, or otherwise require the cooperation, of both Novartis (or any other member of the Novartis Group), on the one hand, and Alcon (or any other member of the Alcon Group), on the other hand.

(e)                             Limitations on Seeking Rulings.  Notwithstanding anything herein to the contrary, Alcon shall not seek a ruling from any Tax Authority with respect to a Pre-Separation Period (whether or not relating to the Transactions), and Novartis shall not be required to obtain or assist in obtaining any such ruling, if Novartis determines that there is a reasonable possibility that such action could have an adverse impact on Novartis or any of its Affiliates.

SECTION 4.06.                                   Notice Actions.  (a) If Alcon proposes to (i) enter into, (ii) permit to occur or (iii) cause or permit any of its Affiliates to enter into or permit to occur any Notice Action, Alcon shall undertake in good faith to provide Novartis, no later than twenty (20) days following the signing of any written agreement with respect to such Notice Action or obtaining knowledge of the occurrence of any such Notice Action that takes place without written agreement, with a written description of such transaction (including the information required to be provided with respect to such Notice Action as set forth on the relevant Schedule included in Schedule A) and additional information as Novartis may reasonably request; provided, that in no case shall Alcon be required to provide Novartis with any material non-public information.

SECTION 4.07.                                   Reporting.  The Parties each (a) shall timely file (or cause to be timely filed) any appropriate information and statements (including any Transaction Filings) to report the applicable steps of the Transactions as qualifying for the Intended Tax Treatment and (b) except to the extent required by a change of Applicable Law or a Determination, shall not (and shall not cause or permit any of its respective Affiliates to) take any position on any Tax Return, financial statement or other document (or otherwise with a Tax Authority) that is inconsistent with such qualification.  If either Party determines it is required to (x) report any applicable step of the Transactions in a manner other than as qualifying for its Intended Tax Treatment or (y) take any position on any Tax Return, financial statement or other document (or otherwise with a Tax Authority) that is inconsistent with such qualification, such Party shall promptly notify the other Party of its determination, and the Parties shall use Commercially Reasonable Efforts to cooperate to determine the reporting of such step of the Transactions in a manner consistent with Applicable Law.

SECTION 4.08.                                   Additional Post-Distribution Prohibited Actions.  Following the Distribution, Alcon shall not, and shall cause its Affiliates not to, (a) take any action on the date of the Distribution that is outside the ordinary course of business of the Alcon Group or (b) without the prior written consent of Novartis, engage in any Post-Distribution Prohibited Action.

ARTICLE V

Tax Matters Relating to Other Agreement

SECTION 5.01.                                   Termination of Tax Sharing Agreements and Tax Groups.  (a) Prior to the Effective Time, the Parties shall terminate all Tax allocation or sharing agreements that are exclusively between one or more members of the Novartis Group, on the one hand, and one or more members of the Alcon Group, on the other hand (other than this Agreement or any other Transaction Document).  Upon termination, all rights and obligations under such agreements shall cease.

(b)                            To the extent one or more members of the Alcon Group, on the one hand, and one or more members of the Novartis Group, on the other hand, are members of the same combined, consolidated or unitary Tax group for purposes of filing any Tax

Return and such group does not automatically terminate as a result of the Transactions, the Parties shall cooperate to terminate such group effective prior to the Effective Time.

SECTION 5.02.                                   Amount of Indemnity Payments.  The amount of any Indemnity Payment shall be (a) reduced to take into account any Tax Benefit actually realized by the indemnitee resulting from the incurrence of the liability in respect of which the Indemnity Payment is made and (b) increased to take into account any Tax cost actually realized by the indemnitee resulting from the receipt of the Indemnity Payment (including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, and any Taxes imposed on additional amounts payable pursuant to this clause).

SECTION 5.03.                                   Tax Treatment of Indemnity Payments.  The Parties shall cooperate in a commercially reasonable manner to determine the treatment of Indemnity Payments for all relevant Tax purposes as and when they are made.

SECTION 5.04.                                   Treatment of Wrong Pocket Assets and Delayed Interests.  To the extent permitted by Applicable Law and except as otherwise provided on any of the Schedules that comprise Schedule A, the Parties agree to treat, and to cause their respective Affiliates to treat, for all Tax purposes, (a) any Wrong Pocket Asset and Delayed Interest as having been transferred to its ultimate owner (or, if applicable for any Wrong Pocket Asset, as having remained with its ultimate owner) in accordance with the Separation Agreement as of the Effective Time and (b) any payments, goods and other benefits received by the transferor in respect of such Wrong Pocket Asset or Delayed Interest prior to its transfer to its ultimate owner in accordance with the Separation Agreement as having been received by such transferor as an agent or nominee for such ultimate owner.

ARTICLE VI

Procedural Matters

SECTION 6.01.                                   Tax Contests.  (a) Novartis or Alcon, as applicable, shall, within thirty (30) days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have an indemnification obligation (or refund entitlement) under this Agreement, notify such other Party of such Tax Contest and thereafter promptly forward or make available to such other Party copies of notices and communications relating to the relevant portions of such Tax Contest (the Party so required to notify such other Party, the “Notifying Party”).  Notwithstanding the preceding sentence, if the applicable Tax Authority requests a response, or other action is required, with respect to such Tax Contest within thirty (30) days of the Notifying Party becoming aware of such Tax Contest, the Notifying Party shall notify the other Party of such Tax Contest as soon as possible following the Notifying Party becoming aware of such Tax Contest.  A failure by a Party to give notice as provided in this Section 6.01(a) (or to promptly forward any such notices or communications) shall not relieve the other Party’s indemnification obligations under this Agreement, except to the extent that such other Party shall have been actually prejudiced by such failure.

(b)                            With respect to any Tax Contest Novartis and Alcon are aware of as of the date of this Agreement, Novartis shall have the right to control the conduct and settlement of such Tax Contest.  With respect to any other Tax Contest, Novartis and Alcon each shall have the exclusive right to control the conduct and settlement of any Tax Contest, other than a Transaction Tax Contest, relating to any Tax Return with respect to which it is the Tax Return Preparer.  Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause the other Party to have an indemnification obligation (or refund entitlement) under this Agreement, then (i) such other Party shall have the right to share joint control over the conduct and settlement of such portion or aspect and (ii) whether or not such other Party exercises that right, Novartis or the Tax Return Preparer, as applicable, shall not accept or enter into any settlement without the prior written consent of such other Party (not to be unreasonably withheld, conditioned or delayed).

(c)                             Novartis and Alcon shall have the right to control jointly the conduct and settlement of any Transaction Tax Contest.  Notwithstanding the foregoing, Novartis shall be entitled to control exclusively the conduct and settlement of any Transaction Tax Contest if Novartis notifies Alcon that (notwithstanding the rights and obligations of the Parties under this Agreement) Novartis agrees to pay (and indemnify Alcon against) any Transaction Taxes resulting from such Transaction Tax Contest.

(d)                            In any case where the Parties control jointly the conduct and settlement of any Tax Contest (or portion or aspect thereof):  (i) neither Party shall accept or enter into any settlement of such Tax Contest (or the relevant portion or aspect thereof) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), (ii) both Parties shall have a right to review and consent to (not to be unreasonably withheld, conditioned or delayed) any correspondence or filings to be submitted to any Tax Authority with respect to such Tax Contest (or the relevant portion or aspect thereof) and (iii) both Parties shall have the right to attend any formally scheduled meetings with any Tax Authority or hearings or proceedings before any judicial authority, in each case with respect to such Tax Contest (or the relevant portion or aspect thereof).

(e)                             Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by ARTICLE II.

SECTION 6.02.                                   Cooperation.  Novartis and Alcon shall, and shall cause their respective Affiliates to, cooperate fully with all reasonable requests from the other Party in connection with matters covered by this Agreement, including the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests.  Such cooperation shall include (a) the execution of any document that may be necessary or reasonably helpful in connection with the preparation and filing of Tax

Returns, the conduct and settlement of Tax Contests or obtaining any Satisfactory Guidance in accordance with this Agreement and (b) compliance with Clause 17 of the Separation Agreement (provided, however, that Books and Records relating to Taxes shall be retained by the relevant Group until the expiration of the relevant statute of limitations (including extensions)).

SECTION 6.03.                                   Indemnification Claims and Payments.  (a) A Party shall be entitled to make a claim for indemnification with respect to Taxes under this Agreement when such Party determines that it or one of its Affiliates is entitled to such payment and is able to calculate with reasonable accuracy the amount of such payment.  Except as otherwise provided in Section 3.05, such Party shall provide to the other Party notice of such claim within sixty (60) Business Days after the first date on which it so becomes entitled to make such claim.  Such notice shall include a description of such claim and a detailed calculation of the amount claimed.  Such notified Party shall make the claimed payment to the notifying Party within sixty (60) days after receiving such notice, unless such notified Party reasonably disputes its liability for, or the amount of, such payment.

(b)                            Notwithstanding Section 6.03(a), with respect to any claim for payment with respect to Taxes that are the subject of a Tax Contest, the Party seeking indemnification (the “Indemnified Party”) shall not be entitled to make a claim for payment until there has been a Determination with respect to such Taxes, provided, however, that if the Indemnified Party is able to pay a reasonable estimate or agreed amount of such Taxes or other commercially reasonable amount (such amount, the “Deposit Amount”) to the applicable Tax Authority and the payment of such Deposit Amount would suspend or avoid the imposition or accrual of interest or penalties with respect to such Taxes, unless both Parties agree otherwise, the other Party (the “Indemnifying Party”) shall pay the Deposit Amount to the Indemnified Party promptly after the Indemnified Party is able to determine the Deposit Amount with reasonable accuracy, and, upon receipt of payment from the Indemnifying Party, the Indemnified Party shall promptly remit the Deposit Amount to the applicable Tax Authority.

(c)                             A failure by a Party to give notice as provided in Section 6.03(a) shall not relieve the other Party’s indemnification or other payment obligations under this Agreement, if any, except to the extent that such other Party shall have been actually prejudiced by such failure.  Nothing in this Section 6.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.05.

(d)                            The Parties shall cooperate in good faith to determine the manner in which any payments required to be made under this Agreement shall be made, including by providing for any such payments to be made directly between the Parties’ respective subsidiaries.

ARTICLE VII

Miscellaneous

SECTION 7.01.                                   Incorporation.  Clauses 15.6 (No Double Recovery and No Double Counting), 15.7 (Specific Performance), 26 (Further Assurances), 32 (Notices), 35 (Waivers, Rights and Remedies), 36 (Counterparts), 37 (Variations), 38 (Invalidity), 39 (No Third Party Enforcement Rights) and 40 (Governing Law) and of the Separation Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis.

SECTION 7.02.                                   Dispute Resolution.  The Parties shall use Commercially Reasonable Efforts to cooperate to resolve any dispute, controversy or claim arising out of, relating to or in connection with this Agreement.  If the Parties are unable to resolve such dispute, controversy or claim after complying with the preceding sentence, such dispute, controversy or claim shall be a “Dispute” within the meaning of the Separation Agreement and shall be subject to the provisions of Clause 41 (Dispute Resolution) of the Separation Agreement for resolution of Disputes.

SECTION 7.03.                                   Termination.  This Agreement will be automatically terminated if, at any time before the Distribution, the Separation Agreement is terminated.  In the event of the termination of this Agreement pursuant to this Section 7.03, this Agreement, except for the provisions of this Section 7.03, will become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders.

SECTION 7.04.                                   Confidentiality.  Each Party hereby acknowledges that confidential Information of such Party or its Affiliates may be exposed to employees and agents of the other Party or its Affiliates as a result of the activities contemplated by this Agreement.  Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligations with respect to Information of the other Party or its Affiliates shall be governed by Clause 28 (Confidentiality) of the Separation Agreement.

SECTION 7.05.                                   Assignability.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Applicable Law or otherwise by either Party without the prior written consent of the other Party.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, (b) the sale of all or substantially all of such Party’s assets or (c) the acquisition of all of the Capital Stock of such Party; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party.

SECTION 7.06.                                   Entire Agreement.  This Agreement and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 7.07.                                   Separation Agreement; Schedule A.  In the event of any inconsistency between this Agreement and the Separation Agreement or any other Transaction Document, the provisions of this Agreement will control.  In the event of any inconsistency between this Agreement (other than Schedule A) and Schedule A, the provisions of Schedule A will control.  For the avoidance of doubt, no provision of any Transaction Document (other than this Agreement), including the Third Party Claims and Investigations Management Agreement, shall apply to the conduct of Tax Contests, which shall be governed exclusively by the provisions of this Agreement.

SECTION 7.08.                                   Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.09.                                   Survival of Covenants.  Except as expressly set forth in this Agreement, the provisions in this Agreement shall survive the consummation of the Transactions and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extensions thereof) plus ninety (90) days.

SECTION 7.10.                                   Late Payments.  Any amount owed by one Party to another Party under this Agreement that is not paid when due will bear interest at the Default Interest Rate from the due date of the payment to the date paid.

SECTION 7.11.                                   Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof”, “herein”, “herewith”, “this Agreement” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement.  Any capitalized terms used in any schedule to this Agreement but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement.  Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified.  Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein).  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive. References to “written” or “in writing” include in electronic form.  Any reference to any provisions of the Code or Regulations or to other Applicable Laws shall be deemed to include any amendments or successor provisions thereto as appropriate.  References to dollars or $ are references to the lawful currency from time to time of the United States of America.  Any reference herein to a “Section” number shall include a reference to the corresponding Section numbers in the Schedules that comprise Schedule A.  NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT THE APPLICABLE STEPS OF THE TRANSACTIONS QUALIFY FOR THE INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives as of the date first set forth above.

NOVARTIS AG,

by

Name:
Title:

ALCON INC.,

by

Name:
Title:

SCHEDULE A

SCHEDULE A-1

ARTICLE I

Definitions

For purposes of this Schedule A-1, the following terms have the following meanings.

“10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 20%.

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of the trade or business of U.S. Alcon described in the Representations for purposes of satisfying the requirements of Section 355(b) of the Code.

“Notice Action” has the meaning ascribed thereto in Section A-1-4.06.

“Post-Separation Period” means, notwithstanding the definition of Post-Separation Period in the Agreement, any taxable period (or portion thereof) beginning on or after the date identified on Exhibit A-1-B hereto.

“Pre-Separation Period” means, notwithstanding the definition of Pre-Separation Period in the Agreement, any taxable period (or portion thereof) ending on or before the date identified on Exhibit A-1-B hereto.

“Proposed Acquisition Transaction” has the meaning ascribed thereto in Section A-1-4.03(b).

“United States” or “U.S.” means the United States of America.

“U.S. Intended Tax Treatment” means the qualification of the steps of the Transactions identified in Exhibit A-1-A hereto for the corresponding treatment set forth therein.

“U.S. Alcon” means the corporation identified as such on Exhibit A-1-D hereto.

“U.S. Ordinary Taxes” means Ordinary Taxes imposed, collected or withheld by or on behalf of the United States or any political subdivision thereof (whether state or local), including through any agency, authority, instrumentality, regulatory body, court or other entity exercising power on behalf thereof or through the implementation of any agreement or treaty entered into with the United States.

“U.S. Tax Ruling” means the private letter ruling issued to Novartis by the IRS in connection with the Transactions, as described in Exhibit A-1-D hereto.

ARTICLE II

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SECTION A-1-2.03.   Allocation of Transaction Taxes.

(a)                                 Each of the following items shall constitute an “Alcon Indemnity Event”:

(i)  The application of Section 355(a)(1)(B), 355(e) or 355(f) of the Code to any of the Transactions as a result of any direct, indirect or deemed acquisition after the Distribution of Capital Stock or assets of Alcon or any of its Affiliates; and

(ii)  any action by Alcon or any of its Affiliates described in (1) Section A-1-4.03 without regard to Section 4.04.

(b)                                 Each of the following items shall constitute a “Novartis Indemnity Event”:

(i)  The application of Section 355(a)(1)(B), 355(e) or 355(f) of the Code to any of the Transactions as a result of any direct, indirect or deemed acquisition after the Distribution of Capital Stock or assets of Novartis or any of its Affiliates.

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SECTION A-1-2.06.   Allocation of Ordinary Taxes.  (a) Ordinary Taxes that are U.S. Ordinary Taxes shall be allocated between the Pre-Separation Period and Post-Separation Period as provided in Section 2.06 of the Agreement except that Pre-Separation Period and Post-Separation Period shall have the meaning ascribed to each, respectively, in this Schedule A-1.

(b)                                 The determination of which U.S. Ordinary Taxes for the Pre-Separation Period are attributable to the Alcon Business shall be made in accordance with the methodology described in Exhibit A-1-B.

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ARTICLE III

[Reserved]

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ARTICLE IV

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SECTION A-1-4.03.   Restricted Actions.  (a) During the period beginning on the date of the Distribution and ending on the first day after the two-year anniversary of the Distribution, the following are Restricted Actions:

(i)  liquidating or partially liquidating, whether by merger, consolidation, conversion or otherwise;

(ii)  entering into, causing or permitting any Proposed Acquisition Transaction;

(iii)  redeeming or otherwise repurchasing (directly or indirectly) any Capital Stock of Alcon, except to the extent such redemptions or repurchases meet the following requirements:  (A) there is a bona fide, non-Tax business purpose for the repurchases of such Capital Stock, (B) such Capital Stock is widely held, (C) the repurchases of such Capital Stock will be made on the open market and (D) the aggregate amount of repurchases of such Capital Stock will be less than 20% of the total value of the outstanding Capital Stock of Alcon (determined on the date of the Distribution);

(iv)  selling, transferring or disposing of 40% or more of the consolidated gross assets that Alcon and its Subsidiaries held immediately before the Distribution;

(v)  causing or permitting U.S. Alcon to cease to be a member of Alcon’s “separate affiliated group” within the meaning of Section 355(b)(3)(B) of the Code; and

(vi)  causing or permitting U.S. Alcon to cease to engage in the Active Trade or Business.

(b)                                 (i) For purposes of this Schedule A-1, “Proposed Acquisition Transaction” means any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, Capital Stock of Alcon or U.S. Alcon that, when combined with any other acquisitions of Capital Stock of Alcon or U.S. Alcon, respectively, that occur on or after the Distribution (but excluding any transaction described in clause (ii)), comprises 20% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in Alcon or U.S. Alcon, respectively, for U.S. federal income Tax purposes immediately after such transaction or, in the case of a series of transactions, immediately after any transaction in such series.  For this purpose, any recapitalization, repurchase or redemption of the Capital Stock of, and any amendment to the certificate of incorporation (or other organizational documents) of, Alcon or U.S. Alcon shall be treated as an indirect acquisition of the Capital Stock of Alcon or U.S. Alcon, respectively, by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in Alcon or U.S. Alcon, respectively, for U.S. federal income Tax purposes increases by vote or value.

(ii)  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Alcon of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, 1990-1 C.B. 10, (B) transfers of Capital Stock of Alcon that satisfy Safe Harbor VII (relating to acquisitions of stock listed on an established market) of Section 1.355-7(d) of the Regulations or (C) issuances of Capital Stock of Alcon that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations; provided, however, that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section A-1-4.03(b)(ii)(A), (B) or (C) applies.

(c)                                  The provisions of this Section A-1-4.03, including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly.  Any clarification of, or change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section A-1-4.03 and its interpretation; provided, that no such clarification or change shall have the effect of permitting any action otherwise prohibited under this Section A-1-4.03.

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SECTION A-1-4.06.   Notice Actions.  During the period beginning on the date of the Distribution and ending on the first day after the 30-month period following the Distribution, any 10% Acquisition Transaction is a Notice Action, and the information required to be provided with respect to any such 10% Acquisition Transaction includes (a) the type and amount of Capital Stock to be acquired or issued and (b) an explanation as to why such transaction does not result in the application of Section 355(a)(1)(B), 355(e) or 355(f) of the Code to the Transactions.

SECTION A-1-4.07.   Reporting.  The following are Transaction Filings: any appropriate information and statements required by Section 6045B of the Code and Sections 1.355-5 and 1.368-3 of the Regulations.

SECTION A-1-4.08.   Additional Post-Distribution Prohibited Actions.  With respect to each Identified Novartis Tax Position identified in Exhibit A-1-C, taking any action or failing to take any action, in each case, described in Exhibit A-1-C or otherwise taking any action or failing to take any action or filing any Tax Return (including with respect to any Post-Separation Period) in a manner inconsistent with or that otherwise would be reasonably expected to adversely affect such Identified Novartis Tax Position shall be a Post-Distribution Prohibited Action.

ARTICLE V

[Reserved]

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ARTICLE VI

[Reserved]

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ARTICLE VII

[Reserved]

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SCHEDULE A-2

ARTICLE I

Definitions

For purposes of this Schedule A-2, the following terms have the following meanings. Capitalized terms used but not defined in this Schedule have the meanings ascribed to them in the Separation Agreement or the Tax Matters Agreement.

“APL Split” means the transfer of the ophthalmic business by way of equity contribution to NOAG and subsequent distribution of NOAG to Novartis.

“Basel-Stadt Tax Ruling” means the tax ruling Novartis has obtained with the cantonal tax administration of Basel-Stadt in connection with the Transaction as described in Exhibit A-2-A hereto.

“Fribourg Tax Confirmation” means the confirmation Novartis has obtained from the finance department of the Fribourg government in connection with the Transaction as described in Exhibit A-2-A hereto.

“Fribourg Tax Ruling” means the tax ruling Novartis has obtained with the cantonal tax administration of Fribourg in connection with the Transaction as described in Exhibit A-2-A hereto.

“NOAG” means Novartis Ophthalmics AG, a Swiss company limited by shares with legal seat at c/o Alcon Pharmaceuticals Limited, Rue Louis-d’Affry 6, 1701 Fribourg, canton of Fribourg.

“NOAG Asset Transfer and Contribution Agreement” means the Asset Transfer and Contribution Agreement between Alcon Pharmaceuticals Ltd. and NOAG dated 1 October 2018 concerning the transfer of the ophthalmic business.

“Novartis Contribution Agreement” means the Contribution Agreement between Novartis and Alcon dated 14 November 2018 concerning the transfer of the Alcon Transferring Entities, some shares in Alcon and other assets by way of equity contribution to Alcon.

“SFTA” means the Swiss Federal Tax Administration.

“SFTA Tax Ruling” means the tax ruling Novartis has obtained with the SFTA in connection with the Transaction as described in Exhibit A-2-A hereto.

“Swiss Intended Tax Treatment” means the qualification of the steps of the Transaction set forth below in Exhibit A-2-B hereto.

“Swiss Stamp Duty” means the tax imposed based on the Swiss Federal Act on Stamp Duties of 27 June 1973 (Bundesgesetz über die Stempelabgaben) as

amended from time to time together with the related ordinances, regulations and guidelines.

“Swiss Tax Rulings” means the Basel-Stadt Tax Ruling, the Fribourg Tax Ruling and the SFTA Tax Ruling.

“Swiss Withholding Tax” means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer) as amended from time to time together with the related ordinances, regulations and guidelines.

“Switzerland”, “Swiss” or “CH” means the territory of the Swiss Confederation as defined by its laws in accordance with international law.

“VAT” means Swiss value added tax.

“VATA” means the Swiss Federal Act of 12 June 2009 on VAT.

ARTICLE II

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SECTION A-2-2.03.   Allocation of Transaction Taxes.

Any action described in Section A-2-4.03 shall constitute a “Alcon Indemnity Event”.

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SECTION A-2-2.04.   Allocation of Transfer Taxes.

(a)                                 In accordance with the NOAG Asset Transfer and Contribution Agreement Alcon Pharmaceuticals Ltd. and NOAG will initiate and pursue in respect of the transfer of assets the mandatory notification procedure (“Meldeverfahren”) as foreseen in article 38 VATA. At closing, Alcon Pharmaceuticals Ltd. is registered in the UID register under the number CHE-116.268.023 MWST and NOAG under the number CHE-158.079.611 MWST. To that respect and in accordance with the NOAG Asset Transfer and Contribution Agreement, Alcon Pharmaceuticals Ltd. and NOAG will cooperate with each other and, within the applicable legal deadlines, notify the SFTA of the transfer of assets, and undertake in a timely manner all steps required by Swiss law in connection with such notification procedure (including the timely filing of the signed form 764). Alcon Pharmaceuticals Ltd. shall provide all information and documentation to NOAG which is necessary to evidence the previous input VAT deductions and use of goods or services received within 20 days after Closing. By application of the notification procedure, no specific indication of any VAT being due (e.g. “incl. VAT”, etc.) shall be made, except for the notion that the notification procedure applies. Should, however, VAT be chargeable on the transfer of assets or any part thereof, it shall be fully payable by NOAG. In such event, Alcon Pharmaceuticals Ltd. shall promptly notify NOAG after being so advised by the SFTA and, if requested, deliver an invoice for purposes of VAT; and NOAG shall pay to Alcon Pharmaceuticals Ltd. the amount of the VAT (together with any interest or penalties relating thereto) due.

(b)                                 In accordance with the Novartis Contribution Agreement the Parties will initiate and pursue in respect of the transfer of assets the mandatory notification procedure (“Meldeverfahren”) as foreseen in article 38 VATA. At closing Novartis is registered in the UID register under the number CHE-116.268.023 MWST and Alcon is registered under the number CHE-116.268.023 MWST. To that respect and in accordance with the Novartis Contribution Agreement, the Parties will cooperate with each other and, within the applicable legal deadlines, notify the SFTA of the transfer of assets, and undertake in a timely manner all steps required by Swiss law in connection with such notification procedure. This includes, but is not limited to, the timely filing of the signed form 764. Novartis shall provide all information and documentation to Alcon which is necessary to evidence the previous input VAT deductions and use of goods or services received within 20 days after Closing. By application of the notification procedure, no specific indication of any VAT being due (e.g. “incl. VAT”, etc.) shall be made, except for the notion that the notification procedure applies. Should, however, VAT be chargeable on the transfer of assets or any part thereof, it shall be fully payable by Alcon. In such event, Novartis shall promptly notify Alcon after being so advised by the SFTA and, if requested, deliver an invoice for purposes of VAT; and Alcon shall pay to Novartis the amount of the VAT (together with any interest or penalties relating thereto) due.

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SECTION A-2-2.05.   Allocation of Ordinary Taxes.

In accordance with the NOAG Asset Transfer and Contribution Agreement all Ordinary Taxes shall be allocated to Alcon Pharmaceuticals Ltd. except for Taxes which are allocated to Novartis / NOAG according to the Fribourg Tax Confirmation.

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ARTICLE III

[Reserved]

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ARTICLE IV

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SECTION A-2-4.03.   Restricted Actions.

(a)                                 The following Restricted Actions apply for Alcon:

(i)  Alcon failing to comply or causing or permitting any of its Affiliates to fail to comply with the facts and conditions stated in the Swiss Tax Rulings relating to Alcon and any of its Affiliates, including Alcon Pharmaceuticals Ltd. In particular, during the period beginning on the Separation Date and ending on the second anniversary date of the Separation, Alcon failing to continue the holding activity at its legal seat in the canton of Fribourg comprising the management of participations, the monitoring of performance and financial results, the controlling, and the exercise of shareholder rights in connection with its participations with at least three full-time employees having their work place in Switzerland and board meeting that are physically held predominately (more than 50%) in Switzerland.

(ii)  During the period beginning on the Separation Date and ending on 31 December 2022, Alcon Pharmaceuticals Ltd. or Alcon failing to comply with the facts and conditions of the Fribourg Tax Confirmation, including the obligation of Alcon to have an annual meeting with the finance department of the canton of Fribourg to assess the situation of the presence of the group and its future prospects canton of Fribourg and the obligation of Alcon Pharmaceuticals Ltd. to maintain a minimum of 262 FTEs during this period.

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